SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.
                                  20549



                                 Form 8-K




          Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934



               Date of Report      January 27, 1997



               Registrant;
Commission     State of Incorporation          IRS Employer
File No.       Address and Telephone No.     Identification No.


1-9760         Atlantic Energy, Inc.              22-2871471
               (New Jersey)
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4500



1-3559         Atlantic City Electric Company     21-0398280
               (New Jersey)
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4100

Item 5.   Other Events

     The following information updates certain matters previously reported under Part I, Item 1- Business of the Annual Report on Form 10-K for the year ended December 31, 1995 for Atlantic Energy, Inc. and Atlantic City Electric Company, as amended and supplemented by Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, and Current Reports on Form 8-K dated May 29, 1996, June 26, 1996, July 25, 1996, October 22, 1996 and January 6, 1997.

Competition

     On January 16, 1997, the New Jersey Board of Public Utilities (BPU) issued its Draft Phase II of the New Jersey Energy Master Plan addressing wholesale and retail competition in New Jersey ("Restructuring Proposal"). The Restructuring Proposal contains specific proposals for restructuring the electric power industry in the State of New Jersey. Beginning in October 1998, 5% of retail electric customer load of all classes (industrial, commercial and residential) would be given the ability to directly choose their electric power supplier. All customers would be phased-in, with the percentage increasing to 20% in April 1999, 35% in October 1999, 50% in April 2000, 75% in
October 2000 and 100% in April 2001. The Restructuring Proposal suggests that retail competition in New Jersey be introduced approximately 12 to 18 months after the implementation of full wholesale competition as provided by Order 888 which has been issued by the Federal Energy Regulatory Commission ("FERC").

     The BPU proposes in its Restructuring Proposal that beginning October 1998, the costs for bundled electricity services, consisting of power generation, transmission, distribution and auxiliary customer services, such as metering and billing, be unbundled. Each electric utility, including Atlantic City Electric Company ("ACE"), would continue to be responsible for providing distribution service to all customers. Price and service quality for distribution service would continue to be regulated by the BPU. Other customer services would also continue to be offered by the electric utility, for a monthly fee, including metering, billing and account administration, which would also be regulated by the BPU.

     Transmission service would be provided by an Independent System Operator (ISO), which would be responsible for maintaining the reliability of the regional power grid. The ISO would be regulated by the FERC. The utility would continue to pass through the cost of transmission to customers in its regulated rates. The Restructuring Proposal also calls for further review of metering and billing in order to make recommendations for the long term related to introduction of competition into the customer services area. A distribution utility would be permitted to offer customer-side services, such as equipment repair and service contracts in a competitive marketplace.

     The Restructuring Proposal states that the BPU is committed to assuring that a fully competitive marketplace exists prior to the ending of its economic regulation of power supply. At a minimum, utility generating assets and functions must be functionally separated and operate at arms length from the transmission, distribution and customer service functions of the electric utility. The BPU reserves final judgment on the issue of requiring divestiture of utility generating assets until detailed analyses of the potential for market power abuses by utilities have been performed. In addition, the BPU believes that it is necessary to have a fully independent and operating ISO prior to the implementation of customer choice. The BPU proposes that retail competition in New Jersey be introduced approximately 12 to 18 months after the implementation of full wholesale competition as provided by the FERC Order 888.

     The Restructuring Proposal would require each electric utility to file, no later than July 15, 1997, complete restructuring plans, stranded cost filings and unbundled rate filings. Review of the filings would be completed by October
1998.

     Consumer protections proposed in the Restructuring Proposal include maintaining the electric utility as a universal service or "basic generation service" provider; continued funding of social programs now provided by electric utilities; registration of all third party suppliers with the BPU; establishment of standards of conduct for third party suppliers; and continued funding for energy efficiency programs.

     The Restructuring Proposal proposes that utilities have an opportunity for a limited number of years to recover through rates stranded costs associated with generating capacity commitments made prior to the advent of competition. However, while the BPU proposes that the quantification of eligible stranded costs and a determination of stranded cost recovery should be undertaken on a case-by-case basis, the Restructuring Proposal recommends that there not be a guarantee for 100% recovery of all eligible stranded costs. The Restructuring Proposal provides that the opportunity for full recovery of such eligible costs is contingent upon and may be constrained by the utility meeting a number of conditions, including achievement of the goal of delivering a near term rate reduction to customers of 5 to 10%. The Restructuring Proposal states that the independent power contracts must be eligible for stranded cost recovery. The Restructuring Proposal strongly encourages all stakeholders to renew efforts to explore all reasonable means to mitigate independent power contracts and invites the FERC, the Congress and the New Jersey State legislature to review the issue in order to provide an added impetus for parties to these contracts to seriously consider mitigation.

     With regard to utility-owned generation, the Restructuring Proposal states that the utility-owned generation costs permitted to be recovered in rates in the last base rate case prior to the Restructuring Proposal would be presumed to be eligible for recovery through a Market Transition Charge ("MTC"). Costs for utility generating plants incurred subsequent to the last base rate case of the utility would not be presumptively eligible for recovery through the MTC. The Restructuring Proposal further states that the BPU would entertain requests for recovery of such costs incurred after the conclusion of a utility's last base rate case; however, there would be a substantial shift in the burden of proof to be met by the utility to demonstrate that the utility had no more cost effective resource alternatives available to it at the time the commitment was made, which may include evidence of a market test.

     The Restructuring Proposal further states that utilities are obligated to take all reasonably available measures to mitigate stranded costs caused by the introduction of retail competition. The Restructuring Proposal further notes that New Jersey is studying the "securitization" of stranded costs as a means of financing these costs at interest rates lower than the utility cost of capital, thereby helping to mitigate the rate impact of stranded cost recovery.

     A specific MTC would be established for each utility and would be a separate component of a customer's electric bill. The MTC would provide a mechanism to allow utilities the opportunity to recover stranded costs for a limited number of years, ranging from four to eight. Recovery of securitization may occur over a different period of time. The proposal also suggests that a cap may be imposed on the level of the MTC as a mechanism to achieve the goal of overall rate reduction.

     The Restructuring Proposal suggests the need for federal action in a number of areas as an integral part of electric restructuring. Of particular concern is the transport of nitrogen oxides and other pollutants to New Jersey from power plants located in the Midwest and Southeast. The Restructuring Proposal states that New Jersey will develop a contingency action plan if federal action fails to mitigate adverse environmental impacts caused by electric restructuring.

     The Restructuring Proposal states that the preliminary findings and recommendations contained therein are being released for the purpose of making the preliminary conclusions of the BPU concerning electric restructuring known and available to the Legislature, the public, and interested parties, and for soliciting and receiving further public comments. After the analysis of the next round of public comments, the Restructuring Proposal states that the BPU intends to issue final findings and recommendations on electric industry restructuring in New Jersey to the Governor and the State Legislature for their consideration in March 1997.

     ACE is currently analyzing the Restructuring Proposal to determine its impact if adopted as drafted. The deadline for submission of written comments is February 14, 1997. ACE cannot predict what action will ultimately be taken by the BPU.

Salem Nuclear Generation Station

     ACE is an owner of 7.41% of Salem Nuclear Generating Station Units 1 and 2 ("Salem"), which are operated by Public Service Electric & Gas Co. ("PS"). As previously reported, Salem Units 1 and 2 have been out of service since May 16, 1995 and June 7, 1995, respectively. The Salem units represent 164,000 kilowatts of ACE's total installed capacity of 2,351,700 kilowatts.

     Salem Units 1 and 2 were taken out of service by PS in the second quarter of 1995. During these outages, PS has advised ACE that it has made significant changes and improvements related to the people, processes and equipment at Salem to improve the long-term reliability of the units. During the course of these outages, PS has also been required to address certain generic issues applicable to nuclear power plants, which have also affected the length of the outages. Restart of the units is subject to completion of the restart plans for the units to the satisfaction of PS and the Nuclear Regulatory Commission ("NRC").

     ACE has been advised by PS that Salem Unit 2 is in the final stage of preparation for restart. The reactor has been refueled and reassembled and the reactor coolant pumps have been tested and placed in service. Over 90% of the total work activities have been completed and approximately 75% of the plant systems have been restored. The unit is currently scheduled to enter Mode 4 in early February which will allow additional testing to be performed in preparation for startup.

     ACE has also been advised by PS that a Generic Letter from the NRC (used to notify the nuclear industry of issues affecting plants generally) identified an issue that will impact the Salem Unit 2 startup schedule. Generic Letter (96-06) requested all nuclear utilities, including PS, to review systems for potential waterhammer events (hydrodynamic stress caused by steam formation in a piping system) and the impact that these events could have on the system's safety function. PS reports that it has determined that in order to address the concerns of the Generic Letter, modifications are necessary to the containment fan coil units of Salem Units 1 and 2, which provide containment air cooling. As a result of installation of these modifications and the time required for NRC acceptance of PS's proposed resolution of the Generic Letter issues, PS reports that the start up of Salem Unit 2 will be delayed, which results in an expected return to service in the second quarter of 1997.


     PS further advised ACE that Salem Unit 1 is expected to return to service in the summer of 1997, after replacement of the unit's four steam generators, which was required in order to correct a generic problem with certain pressurized water reactors. Removal of the old steam generators has been completed and installation of the new steam generators is underway. Salem Unit 1 will also require modifications similar to Salem Unit 2 to respond to the NRC Generic Letter, but such modifications are not expected to delay the unit's return to service.

     Restart of both Salem units is subject to NRC approval, which cannot be assured. PS advised ACE that on January 14, 1997, Senator Joseph Biden of Delaware wrote to the NRC to request that the full Commission vote on the decision to restart Salem, rather than permit the NRC staff to authorize the restart under applicable NRC rules. The NRC has not yet responded to Senator Biden's request.

     As previously reported, ACE entered into a Stipulation Agreement ("Agreement") with PS for the purpose of limiting ACE's exposure to operation and maintenance ("O&M") expenses for Salem to be incurred during calendar year 1997. Receipt of the NRC's generic letter 96-06 preceded the effective date of the Agreement and should have no adverse affect upon the benefits to be derived by ACE pursuant to that Agreement. ACE's obligation for any additional contribution to 1997 Salem O&M expenses remains performance-based and directly related to the return and subsequent operation of Salem Units 1 and 2. To the extent ACE derives a savings against 1997 O&M expenditures, those savings will offset replacement power costs incurred due to the unavailability of the Salem Units.


Hope Creek and Peach Bottom

     ACE has been advised by PS that PS does not anticipate that modifications to Hope Creek Nuclear Generating Station will be necessary as a result of the Generic Letter. ACE has been advised by PECO Energy that modifications to Peach Bottom Atomic Power Station Units 2 and 3 will not be necessary as a result of the Generic Letter.

     PS advised ACE that on December 24, 1996, the NRC issued its latest periodic Systematic Appraisal of Licensee Performance ("SALP") report for Hope Creek for the period between April 23, 1995 to November 9, 1996. The NRC noted that overall performance improved during the SALP period, after a significant decline in performance that occurred early in the period. Further, the NRC notes that PS's actions to address the areas of concern, once identified, were comprehensive and generally effective. Three areas, Operations, Maintenance and Engineering, were each rated Category 2, as they had been in the previous SALP rating. Improvements were noted in these areas with most of the improvement in Operations and Maintenance occurring later in the period. The fourth area, Plant Support, was also rated Category 2, a decline from the previous SALP rating due to problems principally with security, radiation protection and emergency preparedness implementation. Weaknesses in communication contributed to performance issues across the organization.




                             *****************


                                 SIGNATURE


            Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         Atlantic Energy, Inc.
                         Atlantic City Electric Company
                                  (Registrant)

                                By:     /s/J. E. Franklin II
                                       J. E. Franklin II
                         Vice President, Secretary and
                         General Counsel of Atlantic Energy, Inc.
                         Senior Vice President, Secretary and
                         General Counsel of Atlantic City
                         Electric Company


Date: January 27, 1997